Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into as of November 22, 2005 by and among (i) Navtech (Sweden) AB (the “Purchaser”), a company duly organized and registered under the laws of Sweden, reg. no. 556687-9218,  and a subsidiary of Navtech Inc., (ii) Navtech, Inc., a Delaware corporation (“Navtech”), solely for purposes of Section 1.7, and (iii) SAS AB, a limited liability company with its registered office at SE-195 87 Stockholm, a company duly organized and registered under the laws of Sweden, reg. no. 556606-8499 (the “Seller”).

Introduction

The Purchaser wishes to purchase all of the issued and outstanding shares of capital stock (the “Securities”) of European Aeronautical Group AB, a limited liability company with its registered address STOOV, S-19587 Stockholm, Sweden, a company duly organized and registered under the laws of Sweden, reg. no. 556278-5864 (the “Company”) from the Seller.  The Seller wishes to sell the Securities to the Purchaser on the terms set forth herein.  The purchase of the Securities and the other transactions contemplated hereby are sometimes collectively referred to herein as the “Transactions.”

An index of defined terms used herein is set forth in ARTICLE 8.

NOW THEREFORE, the parties agree as follows:

ARTICLE 1
THE TRANSACTIONS; CLOSING

1.1.                            Purchase and Sale of Securities.   In reliance upon the representations and warranties contained herein, and subject to the terms and conditions hereof, at the Closing the Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Securities, free and clear of all liens, claims, encumbrances, security interests and restrictions.  At the Closing, the Seller will deliver certificates representing the Securities to the Purchaser duly endorsed for transfer.

1.2.                            General.

(a)                                  Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

(i)                                    “Additional Consideration” means the BA Payments, as described in Section 1.5.

(ii)                                “Estimated Purchase Price” means SEK180,000,000, plus the estimated amount, if any, by which the Closing Working Capital exceeds SEK 20,000,000, or minus the estimated amount, if any, by which the Closing Working Capital is less than SEK 20,000,000, all as provisionally determined in accordance with this Section 1.2.

(iii)                            “Final Purchase Price” means SEK 180,000,000 plus the amount, if any, by which the Closing Working Capital exceeds SEK 20,000,000, or minus the amount, if any, by which the Closing Working Capital is less than SEK 20,000,000, all as finally determined in accordance with Section 1.4.

(iv)                               “Closing Working Capital” means (A) total current assets minus (B) total current liabilities, as determined inaccordance with generally accepted accounting principles and practices of Sweden and, as consistently applied to the annual accounts of the Company as reflected in the audited consolidated financial statements (Consolidated Accounts) of the Company as of December 31, 2004.  Notwithstanding the foregoing, (X) total current liabilities shall include all intercompany payables (other than the Parent Loan) owed by the Company and the Subsidiary to the Seller and any of its Affiliates (other than the Company and the Subsidiary), and all assets relating to Swedish pension plans to the extent such assets were included as current assets and reflected on the Consolidated Accounts of the Company as of December 31, 2004, and all liabilities of the Company and the Subsidiary as of immediately prior to the Closing in respect of pension obligations and liabilities to employees of the Company and the Subsidiary, and (Y) total current assets and total current liabilities shall include all liability for Taxes and prepayments of Taxes through the end of  the Closing Date determined based upon a closing of the books of the Company and the Subsidiary at the end of the Closing Date.

(v)                                   “Debt Amount” means all principal, interest, fees, expenses and other amounts in respect of borrowed money, notes, bonds, debentures and other debt securities, interest rate, currency or other hedging arrangements, capital leases, letters of credit or installment purchases incurred by the Company and the Subsidiary prior to the Closing, or required to be paid in order to discharge fully all such amounts as of the Closing.

(b)                                  Pre-Closing Acknowledgements.  At least one business (1) day prior to the Closing, the Seller furnished to the Purchaser (i) a payoff letter from each holder of any portion of the Debt Amount, if any, indicating the amount required to discharge in full such portion of the Debt Amount at Closing and including an undertaking by such holder to discharge at Closing any liens, security interests, mortgages, restrictions and encumbrances securing such portion of the Debt Amount, and (ii) a certificate signed by the Seller setting forth the Seller’s (A) estimated Closing Working Capital, including an itemization of the components of Closing Working Capital, and (B) estimated calculation of the Estimated Purchase Price (the “Estimated Closing Purchase Price Certificate”).  Estimated Closing Working Capital shall include a reasonable estimate of reserves on any accounts receivable balances for which collection is in doubt.  This reserve shall include provision for any accounts receivable balances overdue for 120 days or more at the time of Closing (the “Closing Overdue Receivables”).

(c)                                  Payments at Closing.   At the Closing, the Purchaser will make the following payments of the Estimated Purchase Price, with any increase or decrease thereto shown on the Estimated Closing Purchase Price Certificate and approved by the Purchaser, by wire transfer as follows: (i) the Purchaser will pay the Debt Amount, if any, to the respective holders thereof, and (ii) the Purchaser will pay the balance to the Seller by wire transfer of immediately available funds to a bank account designated by Seller.

1.3.                            Closing.  The purchase and sale of the Securities and the other Transactions contemplated hereby shall take place at a closing (the “Closing”) to be held at the offices of Choate, Hall & Stewart LLP on (a) November 22, 2005 or (b) if the Actions at Closing specified in Section 1.6 hereof are not satisfied or waived as of such date, on the date that is five business days after the satisfaction or waiver of the Actions at Closing specified in section 1.6 hereof, or on such other date as agreed to in writing by the Seller and the Purchaser (the “Closing Date”).

1.4.                            Determination of Final Purchase Price

(a)                                  Within 120 days after the Closing Date, the Purchaser will cause the Company’s current auditors to prepare, at the Company’s cost and expense, an audited itemized statement of the Closing Working Capital and the Purchaser will deliver to Seller within 120 days after the Closing Date a certificate (the “Final Purchase Price Certificate”), executed by the Purchaser, setting forth such balance sheet and itemized statement of the Closing Working Capital, and a calculation of the Final Purchase Price.

(b)                                  All accounts receivable of the Company and the Subsidiary, including the Closing Overdue Receivables, that were included in the calculation of the Closing Working Capital set forth in the Estimated Closing Purchase Price Certificate that have not been collected within the 120 day period after the Closing (except such accounts receivable that Seller and Purchaser may agree in writing will be imminently collected), shall be purchased by Seller from the Company or the Subsidiary on the 130th day after the Closing for cash at the face value of such accounts receivable less any specific reserves taken for those accounts receivables and reflected in the Estimated Purchase Price Certificate.  Upon payment of such cash amounts by Seller to the Company or the Subsidiary, as applicable, the Purchaser shall see to it that the Company or Subsidiary, as applicable, shall notify each other party to such accounts receivables that Seller is now the holder of such accounts receivable and any collection efforts are to be directed to and by Seller.  During the 120 day period after the Closing, Purchaser shall see to it that the Company and the Subsidiary, as applicable, use commercially reasonable efforts to collect the accounts receivable that were included in the calculation of the Closing Working Capital and, to the extent the Company collects any amounts on any receivable during such 120 day period, the current assets set forth on the Final Closing Working Capital Certificate shall include an amount equal to the lesser of (i) the amount actually collected on such receivable, and (ii) the amount of the specific reserve taken for such receivable.

(c)                                  If the Seller delivers written notice (the “Disputed Items Notice”) to the Purchaser within 30 days after the date of the Final Purchase Price Certificate, stating that the Seller objects to any items on the Final Purchase Price Certificate, specifying the basis for such objection in reasonable detail and setting forth the Seller proposed modifications to the Final Purchase Price Certificate, the Seller and the Purchaser will attempt to resolve and finally determine and agree upon the Final Purchase Price as promptly as practicable.

(d)                                  If the Seller and the Purchaser are unable to agree upon the Final Purchase Price within 30 days after delivery of the Disputed Items Notice, the Seller and the Company will select an independent, internationally recognized accounting firm to resolve the disputed items specified in the Disputed Items Notice.  If the Purchaser and the Seller are unable to agree on the selection of an accounting firm, the accounting firm will be chosen by the Stockholm Chamber of

Commerce, with the expenses of the Stockholm Chamber of Commerce to be shared equally by the Purchaser and the Seller.  The accounting firm will (i) resolve the disputed items specified in the Disputed Items Notice and (ii) determine the Final Purchase Price, as modified only by the resolution of such items.  The accounting firm shall address only the disputed items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party.   The determination of the selected accounting firm will be made within 60 days after being selected and will be final and  binding upon the parties.  The fees, costs and expenses of the accounting firm so selected will be borne by the party whose positions generally did not prevail in such determination, or if the accounting firm determines that neither party could fairly be found to be the prevailing party, then 50% of such fees, costs and expenses will be paid by the Seller and the Purchaser will pay or will cause the Company to pay the other 50% of such fees, costs and expenses.

(e)                                  If the Seller does not deliver the Disputed Items Notice to the Purchaser within 30 days after the date of the Final Purchase Price Certificate, the calculation of the Final Purchase Price specified in the Final Purchase Price Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(f)                                    At such time as the Final Purchase Price is finally determined, either (i) the Purchaser promptly shall pay the Seller an aggregate amount equal to the Final Purchase Price less the amount paid at Closing under Section 1.2(c), or (ii) the Seller shall promptly pay the Purchaser an aggregate amount equal to the excess of the amount paid at Closing under Section 1.2(c) over the Final Purchase Price.

(g)                                 The final determination of the Final Purchase Price under this Section 1.4 shall not impair any other rights of a party under this Agreement including, without limitation, any rights to indemnification.

1.5.                            BA Payments.

(a)                                  Definitions.                                For purposes of this Agreement, the following defined terms shall have the meanings specified below:

“BA Revenue Period” means the single period, if any, of consecutive months, commencing with August, 2006, during which the Company and/or Subsidiary provides Aerad charting software and related services to British Airways and BA CitiExpress (collectively, “British Airways”), provided that the BA Revenue Period shall in any event end on July 31, 2008.   By way of example, if the Company provides to British Airways Aerad charting software and related services during the months of August, September, October and November of 2006, and then ceases providing such services to British Airways, but then commences providing such services to British Airways again in June, 2007, the BA Revenue Period shall be the period from August, 2006 through November 2006.

“2007 BA Payment Amount” shall equal (i) (A) SEK 15,000,000 multiplied by (B) a fraction, the numerator of which is the 2007 BA Revenue, and the denominator of which is

2,037,000 pounds, minus (ii) SEK1,500,000, provided that the 2007 BA Payment Amount shall not exceed SEK13,500,000.

“2007 BA Revenue” means the revenue (in pounds) paid by British Airways to the Company or Subsidiary for Aerad charting software and related services provided during the portion, if any, of the BA Revenue Period falling within the period from August 1, 2006 until July 31, 2007.

“2008 BA Payment Amount” shall equal (i) (A) SEK 15,000,000 multiplied by (B) a fraction, the numerator of which is the 2008 BA Revenue, and the denominator of which is 2,037,000 pounds, minus (ii) SEK1,500,000, provided that the 2008 BA Payment Amount shall not exceed SEK13,500,000.

“2008 BA Revenue” means the revenue (in pounds) paid by British Airways to the Company or Subsidiary for Aerad charting software and related services provided during the portion, if any, of the BA Revenue Period falling within the period from August 1, 2007 until July 31, 2008.

(b)                                  BA Payments.

Not later than July 31, 2006, the Purchaser shall pay to Seller SEK 3,000,000.

Not later than August 31, 2007, the Purchaser shall pay to Seller an amount equal to the 2007 BA Payment Amount.

Not later than August 31, 2008, the Purchaser shall pay to Seller an amount equal to the 2008 BA Payment Amount.

In no event shall the aggregate payments made pursuant to this Section 1.5 exceed SEK30,000,000.

1.6.                            Actions at Closing.

(a)                                  At Closing, the Seller shall:

(i)                                    cause the Company to keep available its share ledger with changes of ownership duly noted;

(ii)                                have delivered to Purchaser copies of each of the following for the Company certified to its satisfaction by an officer of the Company:  (A) the Company’s organizational documents, certified by the appropriate governmental authority as of a recent date; (B) a certificate of the appropriate governmental authority as of a recent date as to the legal existence and registration of the Company;

(iii)                            have caused Scandinavian Airlines System to extend its existing agreement with the Company dated April 7, 2005 and effective as of January 1, 2005, and caused SAS Braathens A/S to extend their existing agreement with the Company dated as of September 26, 2004 (copies of which are attached hereto as Exhibit 1.6(a)(iii)) for a term to expire on November 30, 2008, pursuant to and in accordance with the form of Extension Agreements attached hereto as Exhibit 1.6(a)(iii);

(iv)                               have caused all intercompany receivables owed to the Company or the Subsidiary by Seller or any of its subsidiaries or Affiliates (other than the Company and its Subsidiary) to be brought current as of the Closing Date and any cash balances of the Company held in Seller accounts as of the Closing Date shall be paid or released to the Company; and

(v)                                   have delivered the resignations of each of the members of the respective boards of directors of the Company and the Subsidiary (other than the employee representatives).

(b)                                  At Closing, the Purchaser shall:

(i)                                    against delivery by the Seller of documentation of completion of the matters set forth in and in accordance with Section 1.6(a), pay the Estimated Purchase Price in accordance with Section 1.2(c); and

(ii)                                cause an extra shareholders meeting of the Company and Subsidiary to be held in order to appoint new directors of the board of directors of the Company and the Subsidiary in replacement of those directors who resign at Closing.

(c)                                  At Closing, each party hereto shall deliver to the other all certificates and other documents required to be delivered by such party under this Agreement and any of the agreements contemplated hereby that are entered into by such party, and all such other certificates and documents as such other party may reasonably require in connection with the Transactions.

1.7.                            Navtech Guaranty.  Navtech hereby guarantees as for its own debt (in Swedish: “såsom för egen skuld”) the due performance of the obligations of the Purchaser under this Agreement.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Except as expressly set forth in this Article, the Seller has not made and will not make any representation or warranty regarding the Seller, the Company and the Subsidiary, the Securities and the assets and business of the Company and the Subsidiary and no action or omission on the part of the Seller or the Company and the Subsidiary shall be construed as implying any representation or warranty, including but not limited to written materials and management presentations given to the Purchaser. For the avoidance of doubt, it shall be specifically understood that any projections or predictions that may have been made available to the Purchaser are based on good faith estimates, assumptions and forecasts by the Company at the time which may prove to be incorrect; and no assurance is given that actual results will correspond to the results contemplated by any such projections or predictions.

Against this background, the Seller hereby represents and warrants to the Purchaser that each of the statements contained in this ARTICLE 2 is true and correct on the Closing Date:

2.1.                            Organization, Power and Standing.  The Company is a limited liability company duly organized, validly existing and registered under the laws of Sweden, and has all requisite power and authority (company and otherwise) to own, lease and operate its properties and to carry on the business of the development and sale of aeronautical software and services, including flight planning, airport analysis, route documentation and navigation data as currently conducted and as currently proposed to be conducted (the “Business”).

2.2.                            Reserved.

2.3.                            Subsidiaries.  Except as set forth on Schedule 2.3, the Company has no subsidiaries.  The entity indicated on such Schedule as subsidiary is referred to herein as the “Subsidiary”.  Except as set forth on Schedule 2.3 and except for the Company’s interests in the Subsidiary, neither the Company nor the Subsidiary directly or indirectly owns any equity interest in any other corporation, partnership, limited liability company, joint venture, trust or other business organization.  The Subsidiary is duly organized, validly existing and, if required, registered under the laws of the jurisdiction in which it is organized, as set forth on Schedule 2.3.  The Subsidiary has full power and authority (corporate, company and otherwise) to own, lease and operate its properties and to carry on its business as such business is now conducted.

2.4.                            Due Authorization; Validity and Enforceability.  The Seller has full power and authority and has taken all required action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Seller contemplated hereby.  This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Seller is a party shall be when executed, the valid and binding obligations of the Seller, as the case may be, enforceable in accordance with its terms.

2.5.                            Capitalization.

(a)                                  The Company’s authorized and outstanding capital stock is as set forth on Schedule 2.5(a) hereto.  The Securities constitute all of the Company’s outstanding capital stock and are owned beneficially and of record by the Seller in the amounts set forth on Schedule 2.5(a) and are duly authorized, validly issued, fully paid and nonassessable.  The Seller has good, marketable and unencumbered title to the Securities.

(b)                                  The Subsidiary’s authorized and outstanding capital stock or other equity interests are as set forth on Schedule 2.5(b) hereto.  The Subsidiary’s outstanding capital stock or other equity interests are owned beneficially and of record by the Company and in the amounts set forth on Schedule 2.5(b) and have been duly authorized, validly issued, fully paid and nonassessable.

(c)                                  The Purchaser will, at the Closing, acquire good and marketable title to the Securities, free and clear of any liens, encumbrances, security interests, claims, or restrictions, other than restrictions under applicable securities laws.

(d)                                  There are no outstanding options, warrants, convertible or exchangeable securities or other rights that could, directly or indirectly, obligate the Company or any Subsidiary to issue shares of its capital stock or other securities.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any Subsidiary.  There are no agreements, written or oral, relating to the acquisition, disposition, or voting of any security of the Company or the Subsidiary.

(e)                                  Neither the Company nor the Subsidiary is subject to any obligation (contingent or otherwise) to redeem, purchase or otherwise acquire or retire any of its equity securities.  No Person has any right of first offer, right of first refusal, preemptive right or other similar right in connection with the issuance or sale of the outstanding securities of the Subsidiary or the Securities, or with respect to any future offer, sale or issuance of securities by the Company or the Subsidiary.  As used herein, “Person” means any natural person or corporation, limited liability company, partnership, trust or other entity.

2.6.                            Financial Statements.  The Seller has delivered to the Purchaser the audited, consolidated balance sheets of the Company and the Subsidiary as at December 31, 2003 and December 31, 2004, and the audited, profit and loss statements for the fiscal years then ended (the “Audited Financial Statements”).  The Seller has also furnished to the Purchaser the unaudited, consolidated balance sheet of the Company and the Subsidiary (the “Balance Sheet”) as at September 30, 2005 (the “Balance Sheet Date”) and the unaudited, consolidated profit and loss statements of the Company and the Subsidiary for the nine-month period then ended.  The Audited Financial Statements and the Balance Sheet and the notes thereto, if any, are accurate in all material respects and fairly present the financial condition of the Company and the Subsidiary at the respective dates thereof and the results of their operations for the periods then ended, and were prepared in accordance with the books and records of the Company and the Subsidiary in conformity with generally accepted accounting principles and practices of Sweden, consistently applied during the periods covered thereby.

2.7.                            Material Adverse Changes.  Since the Balance Sheet Date, other than as shown on Schedule 2.7, the Company and the Subsidiary has operated only in the usual and ordinary course, and there has been no (a) acquisition or disposition of assets or securities, or commitment therefor by the Company or the Subsidiary, except for the acquisition or disposition of assets in the ordinary course of business; (b) liens, security interests, restrictions, or encumbrances placed upon any of the Company’s or the Subsidiary’s assets, except in the ordinary course of business; (c) increase in the compensation or commission rates payable by the Company or the Subsidiary to any officer, director, employee, consultant or sales agent, except for such increases in the ordinary course of business and consistent with past practice; (d) dividend, distribution, redemption, recapitalization or other transaction involving the equity securities of the Company or the Subsidiary, or distribution or payment to the Seller or any of their relatives or Affiliates (as used herein, an “Affiliate” of, or person “affiliated” with, a person, shall mean a person that directly or indirectly controls, is controlled by or under common control with, the person specified); (e) capital expenditures by the Company or any subsidiary in excess of SEK 400,000; or (f) Company specific event or condition which individually, or together with any other events or conditions, has had or could reasonably have a material adverse effect on the Business or the affairs, assets, condition (financial or otherwise) of the Company or the Subsidiary.

2.8.                            Material Contracts.  Schedule 2.8 sets forth a complete and accurate list, in each case whether written or unwritten, with an indication whether or not a “change of control” clause is included.

(a)                                  agreements, contracts or arrangements (other than customer agreements, contracts or arrangements) with respect to which the Company or any Subsidiary has any liability or obligation involving more than SEK 1,000,000 annually, contingent or otherwise;

(b)                                  agreements, contracts, instruments or arrangements pursuant to which the Company or the Subsidiary is a party relating to the borrowing of money, any capital lease or purchase on an installment basis of any asset, or the guarantee of any of the foregoing;

(c)                                  agreements, contracts or arrangements which place any material limitation on the method of conducting, or scope of, the Business.; and

(d)                                  agreements, contracts or arrangments with customers with respect to which the Company or the Subsidiary has an annual, estimated revenue exceeding SEK 1,000,000.

All the foregoing (whether written or unwritten), including all amendments or modifications thereto, are referred to as “Material Contracts.”  The Seller has furnished to the Purchaser through a data room copies of all Material Contracts (or descriptions thereof, in the case of oral contracts).  Each Material Contract (or description) sets forth the entire agreement and understanding between the Company and/or the Subsidiary and the other parties thereto.  Each Material Contract is valid, binding and in full force and effect, and there is no event or condition which has occurred or exists, which constitutes or which, with or without notice, the happening of which and/or the passage of time, could constitute a default or breach under any such Material Contract by the Company or the Subsidiary or, to the knowledge of the Seller, any other party thereto, or could cause the acceleration of any obligation of any party thereto or give rise to any right of termination or cancellation thereof (a “Default”), except to the extent solely related to delayed payments of a customer of the Company consistent with the past payment practices of such customer.  Neither the Seller nor the Company has any reason to believe that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects.

2.9.                            Real Property.

(a)                                  Neither the Company nor the Subsidiary owns any land, buildings, easements or other real property rights.

(b)                                  Schedule 2.9(b) sets forth each interest in real property leased by the Company or the Subsidiary, the lessor of such leased property, the annual rent payable by the Company or any Subsidiary in respect of such leased property, and each lease or any other arrangement under which such property is leased (the “Leased Property”).  The Company and the Subsidiary, as applicable, enjoys peaceful and quiet possession of its leased premises, and is not in default or breach under any such leasehold.  Neither the Company nor the Subsidiary has been informed that any lessor under any of the leases set forth on Schedule 2.9(b) has taken action in respect of any lease or threatened to terminate any lease before the expiration date

specified in such lease.   Except as set forth on Schedule 2.9(b), the Company and the Subsidiary is entitled to the benefit of non-disturbance agreements that will permit it to continue to occupy any Leased Property under its existing leases in the event of a change in ownership or foreclosure upon the fee interest in such Leased Property.

(c)                                  The Leased Real Property constitute all real property currently used in, the conduct of the Business, and are adequate to conduct the operations of the Company and the Subsidiaries as currently conducted.

(d)                                  To the knowledge of the Seller, there is no pending or threatened condemnation, expropriation or similar proceeding with respect to any real property occupied by the Company or the Subsidiary.

(e)                                  To the knowledge of the Seller, each real property occupied by the Company or the Subsidiary is in compliance in all material respects with all building, zoning, subdivision, health, safety and other applicable laws and regulations.  To the knowledge of the Seller, none of the buildings, plant or structures on the Leased Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material.  To the knowledge of the Seller, all utility systems serving the Leased Property are adequate for the Business as currently conducted.

2.10.                     Personal Property, etc.  The Company and the Subsidiary has good title to or a valid leasehold or license interest in each item of personal property used by it in the Business (including good and marketable title to all assets reflected on the Balance Sheet, except for accounts receivable collected and inventory disposed of in the ordinary course since the Balance Sheet Date), free and clear of any security interests, liens, restrictions and encumbrances of every kind, nature and description.  Except as set forth on Schedule 2.10, the assets and properties of the Company and the Subsidiary, together with the benefits and services provided under the Transition Service Agreements, include all assets currently used in the conduct of the Business and are adequate to conduct the operations of the Company and the Subsidiary as currently conducted.

2.11.                     Intellectual Property.

(a)                                  As used herein “Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) World Wide Web addresses and domain name registrations and (vii) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography.  As used herein “Company Intellectual Property” means Intellectual Property owned or used by the Company or the Subsidiary.

(b)                                  Schedule 2.11(a) lists all Company Intellectual Property, describes the Company Intellectual Property and describes Company’s and the Subsidiary’s rights in the Company Intellectual Property.  Except as set forth on Schedule 2.11(a), the Company Intellectual Property is all of the Intellectual Property used in the Business as currently conducted and is sufficient to conduct the operations of the Company and the Subsidiary as currently conducted.

(c)                                  Schedule 2.11(a) lists all licenses and other rights granted by the Company or the Subsidiary to any Person with respect to any Company Intellectual Property and all licenses and other rights granted by any Person to the Company or the Subsidiary with respect to any Company Intellectual Property.  Except for Company Intellectual Property licensed to the Company pursuant to licenses listed on Schedule 2.11(a), the Company and the Subsidiary owns the entire right, title and interest in the Company Intellectual Property.  The validity of such licenses will not be affected by the parties’ entry into this Agreement or the consummation of the transactions contemplated herein.

(d)                                  Neither the Company nor the Subsidiary has violated, or is violating by conducting the Business, any Intellectual Property (other than a patent, trademark or trade name) of any other Person, and the Seller has no knowledge of any violation by any Person of any Company Intellectual Property.  To the best of the Seller’s knowledge, neither the Company nor the Subsidiary has violated, or is violating by conducting the Business, any patent, trademark or trade name of any other Person.  Except as set forth on Schedule 2.11(a), none of the Company or the Subsidiary or the Seller has received any notice from any Person claiming infringement of a Person’s Intellectual Property rights.

(e)                                  Each patent, trademark, mask work or registered copyright owned by the Company or the Subsidiary is valid, all necessary fees in connection with such Company Intellectual Property have been paid, and all necessary documents in connection with such Company Intellectual Property have been filed with the relevant authorities. There is no reasonably foreseeable loss of any Company Intellectual Property.

(f)                                    The Company and the Subsidiary has taken all commercially reasonable steps to obtain and protect their ownership of, and the confidentiality of, the Company Intellectual Property including, without limitation, obtaining valid irrevocable assignment of any Intellectual Property created by current and former consultants and contractors as set forth on Schedule 2.11(f).

2.12.                     Estonia Subsidiary.  On October 17, 2005, the Company sold all of its ownership in European Aeronautical Group Estonia OU (the “Estonia Sub”) to Carel LLC.  The Estonia Sub was never engaged in any business or other activity and never had any assets, liabililties or obligations of any kind.  The Company does not  have and there will not be any liabilities or obligations of the Company with respect or related to the Estonia Sub.

2.13.                     Inventories.  The inventory of the Company and the Subsidiary consists of  materials, manufactured and purchased parts and finished goods saleable or usable in the ordinary course of business within twelve (12) months.  The inventory of the Company and each Subsidiary is and as of the Closing will be fit and sufficient for the purposes for which it was provided and will be normal and reasonable in kind and amount in light of the normal needs of the Business.

2.14.                     Warranty Claims.  Except as set forth in Schedule 2.14, there are, and since January 1, 2004, there have been, no claims in writing against the Company or the Subsidiary alleging any material defects in the Company’s or any Subsidiary’s services or products, or alleging any material failure of the products of the Company or any Subsidiary to meet specifications, or oral notice thereof under circumstances that, to the knowledge of Seller and good faith belief of the Seller, could have a reasonable likelihood of giving rise to such a claim.

2.15.                     Customers and Suppliers.  To the knowledge of the Seller with respect to the customer contracts and arrangements listed on the Material Contracts Schedule 2.8, (a) all customers will continue purchasing, without significant reductions, products or services from the Company or the Subsidiary, (b) all significant suppliers material to the Company or the Subsidiary (defined as suppliers from which the Company or the Subsidiary ordered materials, supplies, merchandise, services or other goods for the Business having an aggregate purchase price of SEK 1,000,000 or more during the last twelve (12) months), will continue to sell to the Company or such Subsidiary the products and services currently sold by each of them to the Company or the Subsidiary and (c) all other parties that have material business relations with the Company and the Subsidiary will continue such relations.  To the Seller’s knowledge, the Company’s and the Subsidiary’s relationships with such customers, suppliers and other parties are good commercial working relationships.  During the previous 18 months no material supplier or customer representing more than SEK 1,000,000 of consolidated annualized revenues or expenses, as applicable, for the Company or the Subsidiary has terminated or threatened to terminate, its relationship with the Company or the Subsidiary, or has decreased or limited materially or threatened to decrease or limit materially the services, supplies or materials supplied to or purchased from the Company or the Subsidiary.

2.16.                     Required Consents.  Except as specified on Schedule 2.16, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental or non-governmental authority or any party to a Material Contract, is required on the part of the Company or the Subsidiary or the Seller for or in connection with the execution, delivery or performance of this Agreement and the agreements, documents and instruments contemplated hereby, or the conduct of the Business by the Company or the Subsidiary after the Closing (the “Required Consents”).  The execution, delivery and performance of this Agreement and the other instruments, documents and agreements contemplated hereby by the Seller will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation, ordinance, agreement, contract, instrument, license, permit, authorization, judgment, decree or order to which the Company, the Subsidiary or the Seller is a party or by which the Company, the Subsidiary or the Seller is bound.

2.17.                     Regulatory and Legal Compliance.  The Company and the Subsidiary are in compliance in all material respects with all foreign, state and local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it .

2.18.                     Licenses and Permits.  Schedule 2.18 sets forth all licenses, permits, authorizations and certifications of governmental and non-governmental authorities held by the Company or the Subsidiary which are necessary for the Company and/or the Subsidiary to carry out their Business.  The Company and the Subsidiary is in material compliance with all such licenses, permits, authorizations and certifications, all of which are in full force and effect and will be in full force and effect immediately after giving effect to the Transactions.  There are no other such licenses, permits, authorizations or certifications which are material to the Company, the Subsidiary or the Business, which the Company or the Subsidiary, as applicable, has not obtained.  To the knowledge of the Seller, there are no threatened suspension, revocation or invalidation of such licenses, permits, authorizations or certifications, or any basis therefor.

2.19.                     Tax Matters.

(a)                                  Definitions.  For purposes of this Agreement, the following definitions shall apply:

(i)                                    “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any Swedish, United Kingdom, foreign, federal, state, local or other taxing authority, including, but not limited to, income, excise, property (including council rates), sales, transfer, franchise, payroll (including national insurance contributions), withholding, employment, value added, social security, customs duties, stamp duties, degrouping charges or other taxes, including any interest, penalties or additions attributable thereto.

(ii)                                “Tax Returns” means all reports, estimates, declaration of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

(b)                                  Each of the Company and the Subsidiary has filed all Tax Returns and other tax related documents required to be filed by the Company and the Subsidiary under all relevant law.  Neither the Company nor the Subsidiary is or, to the knowledge of the Seller is likely to be, the subject of any dispute with respect to taxation. The Tax Returns of the Company and the Subsidiary are true  and in all material respects correctly reflect the income, expenses, deductions, credits, and Taxes due by the Company and/or the Subsidiary and, except as set forth on Schedule 2.19(b), have not been amended. The Company and the Subsidiary have paid all Taxes required to be paid by them which have fallen due prior to the Closing Date. No claims for assessment or collection of any Taxes have been asserted or to the Seller’s knowledge will be asserted against the Company or the Subsidiary relating to any period prior to the Closing Date.

(c)                                  All Taxes due by the Company and/or by the Subsidiary on or before the date hereof, whether or not shown on Tax Returns filed, and all Taxes of the Company and/or the

Subsidiary through the Closing Date, whether or not due and whether or not shown on Tax Returns filed, have been fully paid, or fully reserved for in the respective accounting books of the Company and/or the Subsidiary and taken into account in the final determination of Closing Working Capital.  For this purpose, the liability of the Company and the Subsidiary through the Closing Date for Taxes shall be determined based upon a closing of the books of the Company and the Subsidiary at the end of the Closing Date, and in each case Taxes shall include without limitation any degrouping charges and any liability subsequently imposed at any time relating to any period prior to and including the Closing Date by any Tax authority upon audit or examination.

2.20.                     Litigation.  Except as set forth on Schedule 2.20, no action, arbitration, suit, proceeding or investigation is pending or, to the knowledge of the Seller, threatened against the Company, the Subsidiary or, to the knowledge of the Seller, against any officer, director or employee of the Company or the Subsidiary in relation to the affairs of the Company or the Subsidiary or the Business.  Except as expressly set forth on Schedule 2.20, the matters disclosed on such Schedule will be covered by the Company’s insurance policies.

2.21.                     Employees and Compensation.

(a)                                  The names of all employees with an annual base salary exceeding SEK 300,000 of the Company and names of all employees with an annual base salary exceeding GBP 21,100 of the Subsidiary as well as their salaries, pensions and other employment benefits per that date are listed on Schedule 2.21.  The Company and the Subsidiary have fulfilled their respective material obligations as regards all Taxes relating to its respective employees.  All salaries, remunerations, benefits and pension appropriations to the employees are paid or fully secured through insurances and, to the knowledge of the Seller, the employees of the Company and the Subsidiary do not have any claims against the Company or the Subsidiary. The employees have no additional employment benefits other than stated in Schedule 2.21.  To the Seller’s knowledge, no claims whatsoever relating to the period prior to the Closing will  be raised against the Company or the Subsidiary neither from present or former employees nor from any union or similar association in which any present or former employee is or has been a member.

(b)                                  No present employee of the Company or the Subsidiary has as per the Closing Date given or received notice terminating his/her employment, except as set forth in Schedule 2.21.  Neither the Company nor the Subsidiary has given notice of any redundancies to any employee or started consultations with any trade union pursuant to any statute or regulation.

(c)                                  The Company and the Subsidiary has fulfilled its respective obligations under applicable laws, regulation and collective bargaining agreements with regard to any obligations to negotiate with the unions.

2.22.                     Environmental Matters.  The use of the Company’s and the Subsidiary’s premises and the occupancy thereof, and the ownership and use of the Company’s and the Subsidiary’s assets and operation thereof, and the conduct of the Company’s and the Subsidiary’s operations and business, are in compliance in all material respects with all applicable foreign, federal, state and local laws, ordinances, regulations, standards and requirements relating to pollution, environmental protection, hazardous substances and related matters.  To the knowledge of the Seller, there is no liability attaching to the Company or any Subsidiary or, to the knowledge of the Seller and the Company, such premises, or the assets or the ownership or operation thereof as a result of any hazardous substance that may have been discharged on or released from such premises, or disposed of on-site or off-site, or any other circumstance occurring prior to the Closing or existing as of the Closing.  For purposes of this Section, “hazardous substance” shall mean oil or any other substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any foreign, federal, state or local environmental law, ordinance or regulation.

2.23.                     Insurance.     The Company and the Subsidiary maintain and/or have reasonable and adequate insurance coverage of a type and amount customarily carried by companies in the same industry as the Company and the Subsidiary.  All premiums due on the insurance policies or renewals thereof have been paid and such policies will be in full force and effect until the Closing.  Nothing has been done or omitted to be done by the Seller, the Company or the Subsidiary which makes any policy of insurance in respect of the Company or the Subsidiary or its business or assets void or voidable or which would permit an insurer to cancel the policy or refuse to accept a claim.

2.24.                     Affiliate Transactions.  Except as set forth on Schedule 2.24, (a) neither the Company nor the Subsidiary is a party to any contract or arrangement with, or indebted, either directly or indirectly, to any of its officers, directors, managers, or their respective relatives or Affiliates, and (b) to the Seller’s knowledge, none of such Persons is indebted to the Company or the Subsidiary or has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which the Company or the Subsidiary is or was Affiliated or with which the Company or the Subsidiary has a business relationship, or any Person which, directly or indirectly, competes with the Company or the Subsidiary.

2.25.                     Absence of Material Undisclosed Liabilities.  Except for (a) accounts payable and accrued expenses reflected on the Balance Sheet and other similar amounts incurred in the ordinary course of business since the Balance Sheet Date, and (b) obligations of future performance under contracts set forth on a Schedule hereto and other contracts entered into in the ordinary course in accordance with this Agreement which are not required to be listed on a Schedule hereto, as of the Closing Date, the Company and each Subsidiary will have no material liabilities or obligations, whether absolute, accrued, contingent or otherwise and whether due or to become due relating to an event pertaining to the conduct of the Business prior to Closing.

2.26.                     Brokers.  No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Seller, the Company or the Subsidiary in connection with the negotiation or consummation of this Agreement or the Transactions and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

2.27.                     Parent Loan.  The Company has repaid in full the outstanding loan from Seller to the Company.  As of the Closing, other than intercompany receivables and payables included in Closing Working Capital, no intercompany loans or advances from Seller or any of its Affiliates (other than the Company or any of the Subsidiaries) to the Company or any of the Subsidiaries

shall be outstanding and no amounts (whether principle, interest, fees or otherwise) shall be due or owing in respect thereof.

2.28.                     UK Pension Representations.

(a)                                  Other than under the Scandinavian Airlines System (Investments) Limited Pension and Assurance Scheme and the Scandanavian Airlines System Group Income Protection Policy and UNUM (“Disclosed Schemes”), there is not and has not been in operation, and no proposal has been announced to enter into or establish, and the Subsidiary does not contribute, is not bound to contribute either now or in the future and has not contributed to, any agreement, arrangement, scheme, custom or practice (whether enforceable or not, whether or not exempt approved by the Inland Revenue and whether or not funded for in advance) for the payment of any pensions, allowances, lump sums or other benefits on death, retirement or termination of employment (whether voluntary or not), or during any period of sickness or disablement, for or in respect of any of the Subsidiary’s employees or officers or former employees or officers, or any dependant of such an employee or officer, or former employee or officer.

(b)                                  Full and accurate details of the Disclosed Schemes, including current details of the rate(s) at which the Subsidiary is obliged to contribute in respect of each employee or officer who is a member of the Disclosed Schemes, have been disclosed to the Purchaser and there are no members of the Disclosed Schemes other than those whose names have been supplied to the Purchaser and there are no other employees of the Subsidiary who are currently eligible for or who have been offered membership of the Disclosed Schemes.

(c)                                  No undertaking or assurance (whether or not legally enforceable) has been given or discretion or power exercised by or on behalf of the Subsidiary or the trustees of the Disclosed Schemes as to the continuance of the Disclosed Schemes or the continuance, increase or improvement of any benefit provided by, or contribution to, the Disclosed Schemes or to admit to membership any person who would not normally be eligible for membership of the Disclosed Schemes or on terms other than those that would normally be applicable under the Disclosed Schemes.

(d)                                  There is no requirement for the Subsidiary nor the Disclosed Schemes to provide or procure the provision of benefits to any person except on the terms and to the extent applicable to that person that would normally be applicable under the rules of the Disclosed Schemes.

(e)                                  No employee or officer or former employee or officer of the Subsidiary has a right (whether under the terms of any contract of employment or otherwise or arising out of their employment or the termination of any contract of employment) and no undertaking or assurance has been given (whether or not legally enforceable) by or on behalf of the Subsidiary or the trustees of the Disclosed Schemes to continued membership of the Disclosed Schemes or continued entitlement to, or continued membership of a scheme providing, final salary benefits or any other benefits calculated by reference to their remuneration.

2.29.                     Transition Services.  The Transition Service Agreements listed on Schedule 4.9 hereof constitute the complete terms and conditions under which the benefits and services specified in such agreements have been provided to the Company and/or the Subsidiary by the Seller and/or its Affiliates or by third parties under agreements or arrangements with Seller and/or its Affiliates in connection with the operation of the Business as currently conducted.

2.30.                     Wideroe Claim.          The Company has paid in full any unpaid portion of the liability of the Company and the Subsidiary in respect of the settlement with Widerøe´s Flyveselskap AS concerning the agreement on Rodos services entered into in 2003 and the Company has no liabilities remaining with respect to such settlement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that each of the statements contained in this ARTICLE 3 is true and correct:

3.1.                            Authority.  The Purchaser has all requisite corporate power and authority to enter into this Agreement and perform the Purchaser’s obligations hereunder, and this Agreement has been duly authorized by the Purchaser and constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

3.2.                            No Conflict.  The execution, delivery and performance of this Agreement and the other instruments and agreements contemplated hereby by the Purchaser will not result in any violation of, be in conflict with or constitute a default under, any law, statute, regulation ordinance, material contract or agreement, instrument, judgment, decree or order to which the Purchaser is a party or by which it is bound.

3.3.                            Brokers.  No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Purchaser in connection with this Agreement or any of the Transactions, and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by the Purchaser.

3.4.                            Due Diligence By Purchaser.  Purchaser has conducted its own independent review and analysis of the Company and the Subsidiary and the Business and acknowledges that Seller and the Company have provided the Purchaser with satisfactory access to the personnel, properties, premises and records of the Business for this purpose, including access to documentation relating to the Company, the Subsidiary and the Business contained in the data room set up by the Seller for this purpose.  Purchaser has relied solely upon its own investigation and analysis, and Purchaser acknowledges that neither the Seller nor the Company makes any representation or warranty, express or implied, as to the accuracy or completeness of any of the information provided or made available to Purchaser, except for the representations and warranties contained in Article 2 of this Agreement.

3.5.                            No Breach.                                   The Purchaser is not aware of any fact or circumstance, which constitute a breach of any of the representations and warranties in accordance with this Agreement, which could entitle the Purchaser to raise a claim against the Seller hereunder.

ARTICLE 4
COVENANTS OF THE SELLER AND THE PURCHASER

4.1.                            Confidentiality.  Following the Closing, the Seller shall not, directly or indirectly, disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the Company, the  Subsidiary or the Business, including information of others that the Company or the Subsidiary has agreed to keep confidential, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller, except to the extent that disclosure of such information is required by law.  Notwithstanding the foregoing, the Seller and the Purchaser agree that this restriction and covenant in no event shall be interpreted as to limit the Seller’s and its Affiliates’ ability to continue to use information about the Company and the Subsidiary and their respective products and services only for so long as and solely in connection with their on-going contractual business relationship with the Company and the Subsidiary, provided that the internal use by the Seller and its Affiliates of any such information solely in  connection with determining whether to use the products or services of the Company or the Subsidiary or one of their competitors shall not be deemed to be a violation of this Section 4.1 so long as the Seller and its Affiliates do not disclose any such information in any manner to any such competitor.

4.2.                            Noncompetition Covenant.  For a period of two years after the Closing (a)  the Seller will not, directly or indirectly, or as a stockholder, partner, member, manager, employee, consultant or other owner or participant in any Person engage in or assist any other Person to engage in any business in which the Company or any of their respective subsidiaries is engaged, anywhere in the world where the Purchaser, the Company or any of their respective subsidiaries does business, and (b)  other than pursuant to Section 4.4, the Seller will not, directly or indirectly, solicit or endeavor to entice away from the Purchaser, the Company or any of their respective subsidiaries, or offer employment or a consulting position to, or otherwise interfere with the business relationship of the Purchaser, the Company or any of their respective subsidiaries with, any Person who is, or was within the one-year period prior thereto, a customer or employee of, consultant, supplier or service provider to, or other Person having a business relations with, the Purchaser, the Company or any of their respective subsidiaries.

4.3.                            Injunctive Relief.  The Seller acknowledges that any breach or threatened breach of the provisions of Sections 4.1 or 4.2 of this Agreement will cause irreparable injury to the Purchaser, the Company and/or their respective subsidiaries for which an adequate monetary remedy does not exist.  Accordingly, in the event of any such breach or threatened breach of Section 4.1 or 4.2, the Purchaser shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive relief, without necessity of posting a bond, restraining the Seller from committing such breach or threatened breach.  The right provided under this Section 4.3 shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchaser, the Company or such subsidiaries.

4.4.                            Employee Termination Costs.  Seller shall be liable for and shall pay or promptly reimburse the Company on or after the Closing for the costs and expenses incurred by the Company in connection with the termination of up to (but not more than) two employees of the Company.  Purchaser shall notify Seller in writing at or prior to the Closing of the identity of the employee(s) the termination costs for which shall be the responsibility of Seller.

4.5.                            Travel Benefits Plans.  Seller shall continue in effect, at its sole cost and expense, for a period of 24 months after the Closing (or such shorter period as Purchaser shall specify in writing to Seller) the private ID travel benefits plans for the employees of the Company and the Subsidiaries as of the Closing.  Seller shall be liable for and shall pay or promptly reimburse the Company on or after the Closing for the costs and expenses incurred by the Company or the Subsidiary as a result of a legally valid employee claim against the Company or the Subsidiary in connection with the termination of such private ID travel benefits plans when such plans are terminated for such employees in accordance with this Section. Any such claim shall be handled in accordance with the procedure for third party claims set forth herein.

4.6.                            Shareholders meeting. The Purchaser, unless the auditors recommend against it, procure that the retiring board members, alternates and managing directors of the Company and the Subsidiary shall be discharged from liability as members of the board and managing director as regards the period of their offices at the next annual general meeting of shareholders.

4.7.                            Sigma.  The parties agree that all rights and liabilities arising out of and relating to the systems supplied to the Company prior to the date hereof pursuant to the terms of the Company’s current systems supply agreements with Sigma Information Design AB (“Sigma”), i.e. “Systemleveransavtal rörande Integrated Document Handling System (IDHS)” between the Company and Sigma, dated June 15, 2003, and the Supplemental Agreement No 1 concerning the IDHS dated May 27, 2004 and the Supplemental Agreement No 2 concerning the IDHS dated 3 January, 2005 (jointly referred to as the “Sigma Agreements”) shall be attributable to the Seller in the event such systems are rejected by the Company and returned by the Company to Sigma, and Seller shall indemnify the Company and the Purchaser from any costs, claims or liabilities arising out of or related to the Sigma Agreements to the extent not included in Closing Working Capital.  Notwithstanding the foregoing, if such systems are accepted by the Company, then the Company shall have the obligation to make payment to Sigma for such systems in accordance with the terms of the Sigma Agreements, and the Seller shall have no rights that may arise out of or relate to the Sigma Agreements or the systems delivered pursuant thereto, and shall only indemnify the Purchaser to the extent costs relating to the Sigma Agreements due per the Closing Date exceed the liability included in the Closing Working Capital for such costs.

4.8.                            Seller Pension Covenant.  The Seller and the Purchaser agree to be bound by the covenants, agreements, terms and conditions set forth on Schedule 4.8 hereof pertaining to UK pension matters of the Subsidiary and the relevant employees of the Subsidiary.

4.9.                            Transition Services Covenant.

(a)                                  The Seller shall cause the benefits and services described and provided for pursuant to the contracts and agreements listed on Schedule 4.9 hereto to continue to be provided to the Company and/or the Subsidiary, as applicable, from and after the Closing Date on the same terms and conditions as set forth in such contracts and agreements (the “Transition Service Agreements”) for the applicable period of time specified on such Schedule 4.9 opposite the applicable Transition Service Agreement, or for such shorter period of time as Purchaser may specify to SAS after the Closing for a particular Transition Service Agreement.

(b)                                  Following the Closing, if it is determined that there are benefits or services that the Seller or its Affiliates provide or have provided to the Company and/or the Subsidiary in connection with the operation of the Business (either directly or under agreements with third parties whereby such benefits and services are provided by such third parties under agreements with Seller or its Affiliates) that are not covered by the Transition Service Agreements (but expressly excluding duty travel which shall not be continued after Closing, although Seller and its Affiliates will honor duty travel bookings made prior to Closing), the Seller shall continue to provide or cause to be provided to the Company and/or the Subsidiary, as applicable, such benefits and services at a cost equal to the actual charges paid by the Company and the Subsidiary prior to Closingfor such benefits and services, each such benefit and service to be provided until the Company or the Subsidiary, as the case may be, may reasonably obtain such benefit or service from third parties, it being agreed that in the case of benefits or services that may not reasonably be obtained from third parties, the Seller shall continue to provide or cause to be provided to the Company and/or the Subsidiary, as applicable, such benefits and services for so long as the Company or Subsidiary requires such benefit or service.

(c)                                  For a period of thirty (30) days following the Closing Date, the Seller shall continue in effect all of the insurance coverage of the Company and the Subsidiary (other than crime directors and officers and general liability (aviation) insurance) on the same terms and conditions (including cost to the Company) as are in effect immediately prior to the Closing, provided, however, that Purchaser shall use best efforts to arrange for substituting insurance coverage immediately after Closing and the Seller shall only continue non-aviation insurance until December 19, 2005.

4.10.                     Facility Lease.  The sublease between Seller and the Company for the Company’s premises in Sollentuna, Sweden (the “Facility Sublease”) shall continue in full force and effect after the Closing in accordance with its terms (subject to any rights of the Company to terminate the Facility Sublease prior to its scheduled term), regardless of the Transactions, and, unless otherwise requested by the Purchaser or the Company, the Seller shall continue in full force and effect the facility lease on which the Facility Sublease is based (the “Facility Lease”) during its term.  At the request of the Company or the Purchaser after the Closing, the Seller shall cooperate with Purchaser and the Company to arrange to have the Facility Lease transferred from the Seller to the Company.

4.11.                     Oracle Matters.  As soon as reasonably practicable following the Closing, the Purchaser shall, or shall cause the Company to, negotiate a license with Oracle Corporation for the use of Oracle databases similar to the databases currently used by the Company and/or the Subsidiary pursuant to the terms of the License Agreement between the Seller and Oracle dated as of September 7, 1994 (the “Oracle License Agreement”).  For a period of ninety (90) days following the Closing Date (the “Oracle Negotiation Period”),  the Seller shall provide access to and continue to permit the Company and the Subsidiary to utilize the Oracle databases provided to the Seller pursuant to the terms of the Oracle License Agreement in the same manner and on the same terms (including cost to the Company and the Subsidiary) as the Company and the Subsidiary currently utilize such databases.

ARTICLE 5
TAX COVENANT OF THE SELLER AND THE PURCHASER

5.1.                            Certain Taxes. All United Kingdom or Swedish transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred as a result of the securities transaction contemplated by this Agreement shall be paid by the Seller when due, and the Company will, at the Seller’s expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, and other Taxes and fees, and, if required by applicable law, the Purchaser and the Company and the Subsidiaries will join in the execution of any such Tax Returns and other documentation.

ARTICLE 6
SURVIVAL; INDEMNIFICATION

6.1.                            Survival.  The representations, warranties, covenants and agreements contained herein shall survive the Closing and any investigation or finding made by or on behalf of the Purchaser, the Seller or the Company.  No action for a breach of the representations and warranties contained herein shall be brought more than 18 months following the Closing Date, except for (a) claims arising out of the representations and warranties contained in Sections 2.5, 2.27 and 2.30 which shall survive indefinitely or Section 2.19, which shall survive for the applicable statute of limitations including extensions (the “Specified Representations”) and (b) claims of which the Seller has been notified with reasonable specificity by the Purchaser, or claims of which the Purchaser has been notified with reasonable specificity by the Seller, prior to the expiration of the survival period for the applicable representation and warranty set forth above.

6.2.                            Limits on Claims.  The Purchaser shall not be entitled to recover any Losses (as hereinafter defined) for a breach of the representations and warranties of the Seller contained herein (a) for an aggregate amount in excess of the SEK Final Purchase Price, (b) in respect of any single Loss of an amount of SEK 200,000 or less, such claims being disregarded for the purpose of calculating any such Loss, and (c) unless the aggregate amount of all such Losses exceeds the sum of SEK 3,000,000, at which time the Purchaser shall be entitled to recover all Losses, including the first SEK 3,000,000; provided, that Losses resulting from or arising out of breaches of the Specified Representations shall not be subject to the foregoing limitations, except that with respect to Section 2.19, the Purchaser shall not be entitled to recover any Losses for a breach of the representations and warranties contained in Section 2.19 hereof in respect of any single Loss of an amount of SEK 50,000 or less, provided however, that claims under any of the similar tax catagories (by way of example:  (a) corporation and income tax, (b) value added tax and (c) employment, payroll, social, labor and insurance taxes.), regardless of when such claims are made or to which taxable periods they relate, shall be aggregated with other claims under the same tax category and treated as a single claim.  Subject to the other limitations set forth herein, in the event of a breach of any of the representations and warranties by the Seller contained herein, including the Specified Representations, the Purchaser’s sole and exclusive remedy shall be to recover for Losses pursuant to the indemnification provisions set forth in this Article 6 and such Losses shall be deemed to be a reduction of the Final Purchase Price.  Hence it is specifically agreed that no remedy under the Swedish Sale of Goods Act (Sw. Köplagen

1990:931), as amended, or any other applicable statue or legal principle shall be available to the Purchaser in connection with a breach of any of the representations and warranties of Seller contained herein.  For purposes of this Article 6, when determining whether the amount of the Losses resulting from a breach of any representation or warranty of the Seller, any material adverse effect or other materiality qualifier contained in such representation or warranty will be disregarded.  Notwithstanding the limitations on indemnification set forth in Sections 6.1 and this 6.2, such limitations shall not apply to any claim against the Seller for breach of any representation or warranty which was actually known by the Seller to be inaccurate at Closing and which breach was not previously disclosed to the Purchaser in writing.

6.3.                            Indemnification by Seller.   Subject to any applicable limitations set forth in Section 6.1 and Section 6.2, the Seller shall indemnify and hold the Purchaser as the purchaser of and stockholder of the Company and the Subsidiary (it being agreed that Losses (as defined below) suffered by or occurring at the Company or the Subsidiary shall be deemed Losses  of the Purchaser for purposes of indemnification pursuant to the terms and conditions of this Article 6) harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys fees) of any nature (collectively, “Losses”) arising out of or relating to (a) any breach of a representation or warranty in Article 2 hereof, (b) any breach or violation of any covenants or agreements of the Seller set forth in this Agreement or in any certificate or document delivered by Seller at Closing pursuant to this Agreement and (c) any (i) breach prior to Closing under the Oracle Licence Agreement or any infringement claim related thereto, (ii) infringement claim arising out of or related to the Company’s or the Subsidiary’s continued use of the Oracle databases covered by the Oracle License Agreement during the Oracle Negotiation Period or any related or similar claim, including any claim for breach or violation of the Oracle License during the Negotiation Period and (iii) the inability of the Company and/or the Subsidiary to utilize or the termination of the Company’s and/or the Subsidiary’s rights to utilize the Oracle databases covered by the Oracle License Agreement during the Oracle Negotiation Period.  In addition to the limits on claims in Section 6.1 and 6.2 above, the Seller’s liability for Losses shall be limited as follows:

(a)                                  to the extent that a Loss occurs as a result of any legislation not in force at the date hereof, or takes effect retrospectively;

(b)                                  which would not have arisen but for a voluntary act, intentional omission or transaction carried out by the Purchaser, or person deriving title from the Purchaser after Closing;

(c)                                  relevant tax benefits for the Company and/or the Subsidiary shall be taken into account; or

(d)                                  with respect to Losses resulting from products of the Company subject to regular updates (AIRAC cycles), solely to the extent such Losses result from the failure of the Company to conduct reasonable updates of such products following the Closing Date (taking into consideration the nature of the Business, including without limitation quality standards and procedures).

6.4.                            Indemnification by the Purchaser.  Subject to the limitations set forth in Section 6.1 and 6.2, the Purchaser shall indemnify and hold the Seller harmless from and against all Losses arising out of or relating to any breach or violation of the representations, warranties, covenants or agreements of the Purchaser set forth in this Agreement.

6.5.                            Notification of Loss.  In the event the Purchaser becomes aware of any Loss, for which Purchaser is entitled to recover from Seller pursuant to the terms of this Agreement, other than a Loss resulting from a third party Claim, which shall be governed by Section 6.6 below, Purchaser shall promptly (but in no event later than forty five (45) days following the date the Purchaser becomes aware of the facts and circumstances giving rise to any Loss) notify Seller in writing of the circumstances giving rise to the Loss and provide Seller with reasonable access to the relevant information describing or relating to such Loss.

6.6.                            Procedures for Indemnification of Third Party Claims.

(a)                                  A party or parties entitled to indemnification hereunder with respect to a third party claim (the “Indemnified Party”) will give the party or parties required to provide such indemnification (the “Indemnifier”) prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder.

(b)                                  If the Indemnifier provides written notice to the Indemnified Party stating that the Indemnifier is responsible for the Claim within 10 days after its receipt of written notice from the Indemnified Party of such Claim, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Purchaser, at any time when it believes in good faith that any Claim with respect to which the Seller is defending it or the Company or any of the Subsidiaries is having or could reasonably be expected to have a material adverse effect on the Business or assets, affairs, condition (financial or otherwise) or prospects of the Company or any of the Subsidiaries, may assume the defense and settlement of such Claim in good faith, with counsel of its choice, and be fully indemnified therefor; and provided further, that the Indemnifier may not enter into a settlement of any Claim without the written consent of the Indemnified Party unless such settlement provides the Indemnified Party with a full release from such Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified.

(c)                                  The parties will cooperate fully with each other in connection with the defense of any Claim.

6.7.                            Right of Set-Off.  If either party has not satisfied in cash any indemnification obligation owed by it hereunder as finally determined by a competent court or arbitration panel, the claiming party or any of its Affiliates may, at their discretion, satisfy the unpaid portion of such obligation by, to the extent permitted by law, setting-off against any amounts due and owing from the defaulting party or any of its Affiliates to the the other party pursuant to this

Agreement, including, without limitation, any amounts due to the Seller as Additional Consideration.

ARTICLE 7
MISCELLANEOUS

7.1.                            Notices.  All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or by international overnight courier service, or otherwise actually delivered:

(a)                                  if to the Seller, to:

SAS AB

Frosundaviks alle 1

S-195 87 Stockholm

Attention: Benny Zakrisson

with a copy (which shall not constitute notice) to:

SAS AB

Frosundaviks alle 1

S-195 87 Stockholm

Attention: General Counsel SAS Group

(b)                                  if to the Purchaser, to:

Navtech (Sweden) A.B.

c/o Navtech Systems Support, Inc.
175 Columbia Street West, Suite 102
Waterloo, Ontario N2L 5Z5 Canada
Attention:  David Strucke, CEO

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts  02110, USA
Attention:  William B. Asher, Jr., Esq.

and

Advokatfirman Delphi & Co.

Box 1432

111 84 Stockholm; Sweden

Attention:  Per Lagerkvist

or at such other address as may have been furnished by such Person in writing to the other parties.

7.2.                            Severability and Governing Law; Arbitration.

(a)                                  This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law.

(b)                                  This Agreement shall be governed by and construed in accordance with the internal laws of Sweden, without regard to its conflicts of laws principles.  Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in Stockholm, Sweden in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.  The arbitral tribunal shall be composed of three arbitrators.  The language to be used in any such arbitral proceedings, if so requested by a party, shall be English.

7.3.                            Amendments, Waivers.  This Agreement may be amended or modified only with the written consent of the Purchaser and the Seller.  No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.  No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The rights provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law.

7.4.                            Expenses.  The legal, accounting, financing and due diligence expenses and any broker’s or finder’s fees incurred by the Purchaser in connection with the Transactions will be borne by the Purchaser and the legal and other costs and expenses and any broker’s or finder’s fees incurred by the Seller, the Company or the Subsidiary in connection with the Transactions contemplated hereby will be borne by the Seller.

7.5.                            Successors and Assigns.  This Agreement, and all provisions hereof, shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto, provided that this Agreement may not be assigned by any party without the prior written consent of the other parties hereto.  Notwithstanding the foregoing, this Agreement may be assigned by the Purchaser to any of its Affiliates or to any Person acquiring a material portion of the assets, business or securities of the Purchaser, whether by merger, consolidation, sale of assets or securities or otherwise, provided, that Purchaser and its successor remains liable for Purchaser’s obligations hereunder.

7.6.                            Entire Agreement.  This Agreement, the attached exhibits and schedules, and the other agreements, documents and instruments contemplated hereby contain the entire understanding of the parties, and there are no further or other agreements or understanding, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

7.7.                            Counterparts.  This Agreement may be executed in one or more counterparts, and with counterpart facsimile signature pages, each of which shall be an original, but all of which when taken together shall constitute one and the same Agreement.

7.8.                            Headings.  The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

7.9.                            Release.  The Seller hereby voluntarily, knowingly and irrevocably releases and forever discharges the Company, the Subsidiary and their respective officers, directors and employees (the “Released Parties”) from any and all claims, liabilities, obligations, damages, expenses and other amounts of every kind, nature or description, known or unknown, suspected or unsuspected, arising or existing prior to the Closing Date, except for (i) any rights of the Seller under this Agreement and the Transition Service Agreements, (ii) intercompany payables included in Closing Working Capital, and (iii) claims, liabilities, obligations, damages, expenses and other amounts of every kind, nature or description, known or unknown, of Seller against a Released Party that were caused by criminal behavior or willful misconduct of such Released Party.

7.10.                     Further Assurances.  Following the Closing, the Seller will execute and deliver to the Purchaser such documents and take such other actions as the Purchaser may reasonably request in order to fully consummate the Transactions.

7.11.                     Third Party Beneficiaries.  Nothing in the Agreement shall be construed to confer any right, benefit or remedy upon any Person that is not a party hereto or a permitted assignee of a party hereto.

7.12.                     No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

7.13.                     Publicity. Each of the parties will keep confidential and not disclose any details relating to this Agreement or the Transactions without the prior written consent of the other parties (other than as required pursuant to an order by a court of law or governmental agency or otherwise for compulsory legal requirements, provided that in such instance prior written notice of such disclosure is given by the disclosing party to the other parties).  Any press release or other public disclosure or announcement of this Agreement or the Transactions, including any notice to customers or suppliers of the Business, shall be in a form approved in advance in writing by Seller and Purchaser.

7.14.                     Schedules and Exhibits.  All schedules and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference.  All Schedules delivered with this Agreement shall be arranged to correspond with the numbered and lettered

Sections and Subsections contained in this Agreement, and the disclosures in such Schedules shall qualify only the corresponding Sections and Subsections contained in this Agreement, unless otherwise expressly provided herein.

7.15.                     Definition of Knowledge.

(a)                                  For the Purposes of this Agreement, “to the knowledge of the Seller”, “to the Seller’s knowledge” or any other similar phrase shall mean the actual knowledge of any of Benny Zakrisson, Ulf Lundmark, Bjorn Nordgren, Bjorn Alegren, Erik Hellners, Ingvar Soderlund, Lars Brynielsson, Johan Holmqvist, Gunnar Ohrn, Roland Backlund, Bjorn Nilsson and Goran Pettersson and such knowledge as any of them reasonably should have, given the circumstances existing at a particular time and the inquiry and due diligence actually conducted by such person as of such time.

(b)                                  For the Purposes of this Agreement, “to the knowledge of the Purchaser”, “to the Purchaser’s knowledge” or any other similar phrase shall mean the actual knowledge of any of David Strucke, Gordon Heard, Jill Montgomery and Derek Dawson and such knowledge as any of them reasonably should have, given the circumstances existing at a particular time and the inquiry and due diligence actually conducted by such person as of such time.

ARTICLE 8
DEFINITIONS

The following terms, as used in this Agreement, have the meanings given to them where indicated below:

Term	Section or Place Where Defined

Additional Consideration	Section 1.2
Agreement	Preamble
Affiliate	Section 2.7
Audited Financial Statements	Section 2.6
BA Revenue Period	Section 1.5
Balance Sheet	Section 2.6
Balance Sheet Date	Section 2.6

British Airways	Section 1.5
Business	Section 2.1
Claim	Section 6.6
Closing	Section 1.3
Closing Date	Section 1.3

Closing Overdue Receivables	Section 1.2

Term	Section or Place Where Defined

Closing Working Capital	Section 1.2
Company	Introduction
Company Intellectual Property	Section 2.11
Debt Amount	Section 1.2
Default	Section 2.8
Disclosed Schemes	Section 2.28
Disputed Items Notice	Section 1.4

Estimated Closing Purchase Price Certificate	Section 1.2
Estimated Purchase Price	Section 1.2
Estonia Sub	Section 2.12
Facility Lease	Section 4.10
Facility Sublease	Section 4.10
Final Purchase Price	Section 1.2
Final Purchase Price Certificate	Section 1.4
Indemnified Party	Section 6.6
Indemnifier	Section 6.6
Intellectual Property	Section 2.11
Leased Property	Section 2.9
Losses	Section 6.3
Material Contracts	Section 2.8
Navtech	Preamble

Oracle License Agreement	Section 4.11
Oracle Negotiation Agreement	Section 4.11
Person	Section 2.5

Purchaser	Preamble
Released Parties	Section 7.9
Required Consents	Section 2.16
Securities	Introduction

Seller	Preamble

Sigma	Section 4.7

Term	Section or Place Where Defined

Sigma Agreements	Section 4.7
Specified Representations	Section 6.1
Subsidiary or Subsidiaries	Section 2.3
Tax or Taxes	Section 2.19
Tax Returns	Section 2.19
Transaction Services Agreement	Section 4.9
Transactions	Introduction

2007 BA Payment Amount	Section 1.5
2007 BA Revenue	Section 1.5
2008 BA Payment Amount	Section 1.5
2008 BA Revenue	Section 1.5

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as a sealed instrument as of the date first above written.

NAVTECH (Sweden) AB

By
(title)

NAVTECH, INC., Solely for Purposes of Section 1.7

By
(title)

SAS AB (publ)

By
(title)